Exhibit 99.1

News Release

Media Contacts:	Amy Rose	Investor Contacts:	Joe Romanelli
	(908) 423-6537		(908) 423-5088
	David Caouette		Carol Ferguson
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Merck Announces First-Quarter 2010 Financial Results

•	First-Quarter 2010 Non-GAAP EPS of $0.83, Excluding Certain Items; First-Quarter GAAP EPS of $0.09

•	Key Pharmaceutical Products, JANUVIA, JANUMET, REMICADE, SINGULAIR, ISENTRESS, TEMODAR, as well as Animal Health, Deliver Strong Performance

•	Post-Merger Integration Progresses Rapidly; On Track to Achieve $3.5 Billion of Annual Savings in 2012

•	Full-Year 2010 Non-GAAP EPS Range of $3.27 to $3.41, Excluding Certain Items; 2010 GAAP EPS Range of $1.15 to $1.50

•	Target Reaffirmed for High Single-Digit Non-GAAP EPS Compound Annual Growth Rate from 2009 to 2013

WHITEHOUSE STATION, N.J., May 4, 2010 – Merck & Co., Inc. (NYSE: MRK) today announced financial results for the first quarter of 2010. The company reported non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the first quarter of $0.83, which excludes purchase accounting adjustments, merger-related expenses and restructuring costs, as well as a tax charge related to the recently enacted health care reform legislation. First-quarter GAAP EPS was $0.09.

Worldwide sales for the first quarter of 2010 were $11.4 billion. Net income1 for the first quarter was $299 million. Foreign exchange for the quarter favorably affected global sales performance by 4 percent.

A reconciliation of EPS as reported in accordance with GAAP to EPS, excluding certain items, is provided in the table that follows. The first quarter of 2009 GAAP results below reflect legacy Merck on a stand-alone basis.

(1)	Net income attributable to Merck & Co., Inc.

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	Quarter Ended March 31
	2010	2009
GAAP EPS	$0.09	$0.67
EPS impact of items*	0.74	0.07

Non-GAAP EPS that excludes items listed below[2]	$0.83	$0.74

* Amount calculated as follows (in millions except per share amounts)	First- Quarter 2010	First- Quarter 2009
Purchase accounting adjustments	$2,374	$—
Merger restructuring program	283	—
Costs related to other restructuring programs	68	175
Merger-related costs	87	19
Net decrease (increase) in income before taxes	2,812	194
Income tax (benefit) expense[3] impact on above items	(650)	(57)
Tax charge related to health care reform	147	—
Decrease (increase) in net income	$2,309	$137
EPS impact of items	$0.74	$0.07

“The first full quarter of results for the new Merck reflect our strong focus on driving revenue growth, maintaining the momentum of the business and reducing our cost structure,” said Richard T. Clark, chairman and chief executive officer. “At the same time, we made excellent progress on achieving our integration goals.

“Merck colleagues around the world are committed to satisfying our customers’ needs by providing them with innovative, distinctive products and services that save and improve lives,” he added. “And our expanded worldwide presence and broader product portfolio now provides many more individuals with access to the valuable and diverse set of health care solutions Merck provides than they did just a few months ago.”

[2]	Merck is providing information on 2010 and 2009 non-GAAP earnings per share that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP. For a description of the items, see Table 2, including the related footnotes, attached to this release.
[3]	Represents an estimated income tax (benefit) expense on the reconciling items.

Select Business Highlights

•	The company has been moving rapidly to complete integration actions and remains on track to achieve its synergy target of $3.5 billion of annual savings in 2012.

•

Eight of Merck’s top 10 product families saw growth during the quarter, carrying forward the momentum seen in the fourth quarter of 2009 performance. International sales of Merck’s pharmaceutical and vaccine products reported overall strong growth of 10 percent for the first quarter of 2010, including the favorable impact of foreign exchange. For example, JANUVIA reported growth outside the United States of 60 percent for the first quarter compared to the 13 percent reported by the U.S. market.

•

sanofi-aventis exercised its option to combine Merial with Intervet/Schering-Plough in a new equally-owned joint venture with Merck during the quarter. Subject to antitrust reviews and other customary closing conditions, this new joint venture will offer a broader portfolio of animal health products and services in pharmaceuticals and biologics, as well as the ability to capitalize on growth opportunities in all fields and countries around the world. Merck expects the transaction to close in the first quarter of 2011.

•

The passage of health care reform in March will result in greater access to coverage and important market reforms that begin this year with more significant changes and improvements beginning in 2014. Merck, like many companies, will begin to incur costs related to the health care reform legislation starting in 2010. These costs include increased Medicaid rebates and a one-time charge related to taxes on retiree medical benefits. In addition, the company estimates that the net unfavorable sales impact related to the passage of this legislation will be approximately $170 million in 2010 and approximately $300 million to $350 million in 2011.

•	Merck will hold its R & D Day and Business Briefing on Tuesday, May 11.

First-Quarter Financial Results

The following supplemental combined first-quarter 2009 non-GAAP sales are adjusted to reflect a full quarter of legacy Merck and legacy Schering-Plough combined results. This supplemental information is provided to enhance investors’ understanding of the company’s products and overall business performance and should be considered in addition to, but not in lieu of, sales recorded in accordance with GAAP.

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	GAAP 1Q10	GAAP 1Q09	Adj. 1Q09	Supp. Comb. Non-GAAP 1Q09
Total Sales	$11,422	$5,385	$5,298	$10,683
Human Health[4]	9,793	5,019	4,215	9,235
Animal Health	709	—	621	621
Consumer Care [4]	379	—	384	384
Other revenues[5]	542	366	77	443

The company’s financial performance for the first quarter of 2010 discussed below reflects both legacy Schering-Plough and legacy Merck results. The increases noted are largely due to the inclusion of legacy Schering-Plough operations.

Materials and production costs were $5.2 billion for the first quarter of 2010, compared to $1.3 billion for the first quarter of 2009. The first quarter of 2010 includes $2.3 billion of additional costs related to the amortization of purchase accounting adjustments to inventories and to intangible assets recognized as a result of the merger. The first quarters of 2010 and 2009 include $57 million and $22 million, respectively, for costs associated with restructuring programs. The gross margin was 54.3 percent for the first quarter of 2010, reflecting a 21.1 percentage point unfavorable impact from the purchase accounting adjustments and restructuring costs noted above. In 2009, gross margin was 75.2 percent for the first quarter, reflecting a 0.4 percentage point unfavorable impact due to restructuring costs.

Marketing and administrative expenses were $3.2 billion for the first quarter of 2010. Costs for the first quarter include $80 million of merger-related costs. Marketing and administrative costs were $1.6 billion for the first quarter of 2009.

Research and development expenses were $2.0 billion for the first quarter of 2010, which included $27 million of charges for in-process research and development impairments. Expenses for 2009 were $1.2 billion for the quarter which included $88 million of costs for restructuring activities.

[4]	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the U.S. and Canada. Consumer Care includes U.S. and Canada consumer product sales.
[5]	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales. Revenue from AstraZeneca LP recorded by Merck was $364 million in the first quarter of 2010.

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Restructuring costs, primarily related to employee separations, were $288 million for the first quarter of 2010, compared with $64 million for the first quarter of 2009. The increase for the first quarter of 2010 is largely associated with the merger restructuring program.

Total overall costs associated with the company's global restructuring programs included in materials and production, research and development, and restructuring costs were $351 million and $175 million for the first quarters of 2010 and 2009, respectively, primarily comprised of employee separations and accelerated depreciation.

Equity income from affiliates was $138 million in the first quarter of 2010. Equity income from affiliates no longer reflects any contribution from the Merck/Schering-Plough partnership or from Merial Limited.

Other (income) expense, net was $168 million of expense in the first quarter of 2010 compared with $67 million of income in the first quarter of 2009 primarily reflecting higher interest expense and lower interest income as a result of the merger. Additionally in the first quarter of 2010, the company recorded higher exchange losses primarily due to the impact of the Venezuelan currency devaluation, as well as income on the settlement of certain disputed royalties.

The effective tax rate of 46.4 percent for the first quarter of 2010 reflects the impact of a one-time charge of $147 million, or approximately 24 percentage points, associated with a change in tax law that requires taxation of the prescription drug subsidy of the company's retiree health benefit plans which was enacted in the first quarter of 2010 as part of U.S. health care reform legislation. In addition, the effective tax rate was impacted by purchase accounting adjustments and restructuring charges. Excluding these items, the non-GAAP effective tax rate was 23 percent for the quarter.

Financial Targets

For 2010, Merck is targeting a non-GAAP EPS range of $3.27 to $3.41, excluding certain items, and a 2010 GAAP EPS range of $1.15 to $1.50. The 2010 non-GAAP guidance excludes purchase accounting adjustments, restructuring and merger-related costs, a pretax gain from AstraZeneca's asset option exercise, and the first-quarter tax charge related to the recently enacted health care reform legislation. EPS and other financial targets assume for 2010 that Merck retains full rights to REMICADE and SIMPONI in the applicable markets.

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A reconciliation of anticipated 2010 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table that follows:

Full-Year 2010
GAAP EPS	$1.15 to $1.50
EPS impact of items*	$2.12 to $1.91
Non-GAAP EPS that excludes certain items listed below	$3.27 to $3.41

* Amount calculated as follows (in millions except per share amounts)	Full-Year 2010
Purchase accounting adjustments	$7,000 to $6,500
Costs related to restructuring programs	900 to 700
Merger-related costs	300 to 200
Gain on AstraZeneca’s asset option exercise	(443)
Net decrease (increase) in income before taxes	7,757 to 6,957
Income tax (benefit) expense[6] on above items	(1,260) to (1,100)
Tax charge related to health care reform	147
Decrease (increase) in net income	$6,644 to $6,004
EPS impact of items	$2.12 to $1.91

Merck said it expects full-year 2010 revenue to be between $45.4 billion and $46.4 billion, including the impact of the recently passed health care reform legislation. For the full year 2010, the increased Medicaid rebates (including Managed Medicaid) and other impacts are expected to reduce revenue by approximately $170 million, which includes a first-quarter 2010 impact of approximately $33 million.

Non-GAAP research and development expense, which excludes joint ventures, is anticipated to be approximately $8.3 billion to $8.7 billion for the full year of 2010. This guidance excludes the portion of the restructuring costs and any in-process R & D impairment charges included in research and development expense in 2010.

Merck’s consolidated non-GAAP 2010 tax rate is estimated to be approximately 22 percent to 24 percent.

Merck continues to target a high single-digit non-GAAP EPS compound annual growth rate for the combined company from 2009 to 2013 when compared to Merck 2009 non-GAAP EPS. As the company has previously said, the longer-term targets are applicable regardless of the assumptions made for the REMICADE and SIMPONI business.

[6]	Represents an estimated income tax (benefit) expense on the reconciling items.

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Product Performance

The sales figures discussed below for legacy Schering-Plough products are reported on a GAAP basis, which represents sales for the first quarter of 2010 only.

Bone, Respiratory, Immunology and Dermatology

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1.2 billion for the first quarter of 2010, representing a 10 percent increase compared with the first quarter of 2009.

Sales of REMICADE (infliximab) were $674 million for the first quarter of 2010. REMICADE is a treatment for inflammatory diseases which is marketed in countries outside the United States (except in Japan and certain other Asian markets). In addition, SIMPONI (golimumab), a once-monthly, subcutaneous treatment for certain inflammatory diseases, has been launched in Canada, Germany, Denmark, Hungary and Norway; launches in other international markets are planned.

Global sales of NASONEX (mometasone furoate monohydrate), nasal spray, an inhaled nasal corticosteroid for the treatment of nasal allergy symptoms, were $320 million for the first quarter of 2010.

Global sales of CLARINEX (desloratadine), a nonsedating antihistamine, were $174 million for the first quarter of 2010.

Cardiovascular

Global sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin) were $534 million and $477 million, respectively, for the first quarter of 2010.

Diabetes and Obesity

JANUVIA (sitagliptin), Merck’s DPP-4 inhibitor for the treatment of type 2 diabetes, recorded worldwide sales of $511 million during the first quarter of 2010, representing a 24 percent increase compared with same quarter in 2009. JANUMET (sitagliptin/metformin hydrochloride), a single tablet that targets all three key defects of type 2 diabetes, achieved worldwide sales of $201 million during the quarter, an increase of 56 percent compared with the first quarter 2009. The JANUVIA/JANUMET combined franchise had sales of $712 million during the first quarter of 2010, an increase of 32 percent compared to the same quarter in 2009.

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Infectious Disease

ISENTRESS (raltegravir), an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, reported worldwide sales of $232 million for the first quarter of 2010, an increase of 57 percent compared with the first quarter of 2009.

Worldwide sales of PEGINTRON (peginterferon alfa-2b) for chronic hepatitis C were $186 million for the first quarter of 2010.

Mature Brands

Merck’s mature brands are human health pharmaceutical products that are approaching the expiration of their marketing exclusivity or are no longer protected by patents in developed markets, but continue to be a core part of the company’s offering in other markets around the world.

Global sales of Merck’s antihypertensive medicines, COZAAR (losartan potassium) and HYZAAR7 (losartan potassium and hydrochlorothiazide), were $782 million for the first quarter of 2010, representing a 7 percent decrease compared with the first quarter of 2009. The company anticipates a significant decline in future COZAAR/HYZAAR sales since these medicines lost marketing exclusivity in the United States in April and in major European markets during the first quarter.

Neuroscience and Ophthalmology

Global sales of MAXALT (rizatriptan benzoate), Merck’s tablet for the treatment of acute migraine, were $135 million for the first quarter of 2010, a 1 percent increase from the same quarter last year.

Oncology

Sales of TEMODAR (temozolomide), a treatment for certain types of brain tumors, were $274 million the first quarter of 2010. In March, Merck reached an agreement with a generic manufacturer regarding a U.S. generic version of TEMODAR pending the resolution of Merck’s appeal to the Federal Circuit concerning the patent. Under the agreement, a generic product will not be marketed until the Federal Circuit either upholds the lower court’s decision or August 2013, subject to certain conditions.

[7]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

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Vaccines 8

Total sales as recorded by Merck of its cervical cancer vaccine, GARDASIL (human papillomavirus (HPV) quadrivalent (types 6, 11, 16, 18) vaccine, recombinant), were $233 million for the first quarter of 2010, an 11 percent decline from the same quarter in 2009.

ZOSTAVAX (zoster vaccine live), the company’s vaccine to help prevent shingles (herpes zoster), recorded sales of $95 million in the United States for the first quarter of 2010 compared with $75 million for the first quarter of 2009. Customers will experience backorders, or periods where they are unable to place orders, for ZOSTAVAX throughout 2010 and possibly into 2011. Due to supply constraints, no international launches or immunization programs outside of the United States are currently planned for this year or 2011.

Worldwide sales of Merck's other viral vaccines, which include VARIVAX (varicella virus vaccine live), M-M-R II (measles, mumps and rubella virus vaccine live) and PROQUAD (measles, mumps, rubella and varicella virus vaccine live), as recorded by Merck, were $319 million for the first quarter of 2010, an increase of 27 percent compared with the same period a year earlier.

U.S. vaccine sales for the first quarter of 2010 benefited from inventory build-up during the quarter.

Women's Health and Endocrine

Global sales of NUVARING (etonogestrel/ethinyl estradiol vaginal ring), a contraceptive product, were $135 million for the first quarter of 2010.

Sales of FOLLISTIM/PUREGON (follitropin beta injection), a fertility treatment, were $134 million for the first quarter of 2010.

Product Performance — Animal Health

Animal Health sales totaled $709 million for the first quarter of 2010, reflecting continued strong performance among companion animal and poultry products. Animal Health includes pharmaceutical and vaccine products for the prevention, treatment and control of disease in all major farm and companion animal species.

[8]	Vaccines in most major European markets are sold through the company’s joint venture, Sanofi Pasteur MSD, and the results from the company's interest in the joint venture are recorded in equity income from affiliates.

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Product Performance — Consumer Care

Consumer Care sales were $379 million for the first quarter of 2010, which reflect strong demand for foot care products and the expansion of DR. SCHOLL’S Custom Fit Orthotics in the United States. ZEGERID OTC (omeprazole 20 mg/sodium bicarbonate 1100 mg capsules), a product for treating frequent heartburn, was launched in the United States late in the first quarter.

Select Company Data

As of March 31, Merck had approximately 95,000 employees worldwide.

Explanatory Note

Supplemental combined non-GAAP sales are provided in the attached schedules at the end of this news release to reflect the revenues of the company’s product sales on a comparable basis to periods prior to the merger. Merck has defined supplemental combined non-GAAP sales as GAAP sales adjusted to reflect a full quarter of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in the applicable table. This supplemental information is provided to enhance investors’ understanding of the company’s products and overall business performance. This information should be considered in addition to, but not in lieu of, sales recorded in accordance with GAAP. Supplemental combined non-GAAP sales are available in Table 3 as part of this news release, and additional information is included in the 8-K filing today.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s first-quarter earnings conference call today at 8:00 a.m. EDT by visiting Merck’s Web site, www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 11 a.m. EDT today through 5 p.m. EDT on May 13. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 67781269.

About Merck

Today’s Merck is working to help the world be well. Through our medicines, vaccines, biologic therapies, and consumer and animal products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our

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commitment to increasing access to health care through far-reaching programs that donate and deliver our products to the people who need them. Merck. Be Well. For more information, visit www.merck.com.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2009 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP		% Change
	1Q10	1Q09
Sales	$11,422.2	$5,385.2	*

Costs, Expenses and Other

Materials and production (1)	5,215.6	1,333.8	*

Marketing and administrative (2)	3,246.2	1,632.9	99%

Research and development (3)	2,026.7	1,224.2	66%

Restructuring costs (4)	287.7	64.3	*

Equity income from affiliates (5)	(137.5)	(585.8)	-77%

Other (income) expense, net (6)	167.7	(67.2)	*

Income Before Taxes	615.8	1,783.0	-65%

Taxes on Income	285.6	327.2

Net Income	330.2	1,455.8	-77%

Less: Net Income Attributable to Noncontrolling Interests	31.4	30.8

Net Income Attributable to Merck & Co., Inc.	$298.8	$1,425.0	-79%

Earnings per Common Share Assuming Dilution (7)	$0.09	$0.67	-87%

Average Shares Outstanding Assuming Dilution	3,141.0	2,109.2

Tax Rate (8)	46.4%	18.4%

*≥ 100%

(1)	The first quarter of 2010 includes $2.3 billion of expense for the amortization of purchase accounting adjustments to inventories and the amortization of intangible assets recognized as a result of the merger. Also includes restructuring costs of $57 million and $22 million in the first quarter of 2010 and 2009, respectively, primarily related to accelerated depreciation.
(2)	Reflects merger-related costs of $80 million and $7 million in the first quarter of 2010 and 2009, respectively.
(3)	Includes $27 million of impairment charges associated with in-process research and development (“IPR&D”) for previously in-licensed projects capitalized in connection with the merger that were subsequently terminated upon completion of the company’s pipeline prioritization review and returned to the licensors. Also includes restructuring costs of $6 million and $88 million in the first quarter of 2010 and 2009, respectively, primarily related to accelerated depreciation.
(4)	Represents separation and other related costs associated with restructuring activities.
(5)	In the first quarter of 2010, equity income from affiliates no longer reflects any contribution from the Merck/Schering-Plough partnership, which is now wholly-owned by the company as a result of the merger, or from Merial Limited due to the sale of Merck’s interest in 2009.
(6)	The change in other (income) expense, net in the first quarter of 2010 primarily reflects higher interest expense and lower interest income as a result of the merger. In addition, during the first quarter of 2010, the company recorded higher exchange losses due to the Venezuelan currency devaluation. These changes were offset by the recognition of income on the settlement of certain disputed royalties in the first quarter of 2010. Other (income) expense, net reflects merger-related costs of $7 million and $12 million in the first quarter of 2010 and 2009, respectively.
(7)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate earnings per common share assuming dilution was $297.7 million and $1,420.9 million for the first quarter of 2010 and 2009, respectively.
(8)	The effective tax rate for the first quarter of 2010 reflects the impact of a one-time charge of $146.5 million, or approximately 24 percentage points, associated with a change in tax law that requires taxation of the prescription drug subsidy of the company's retiree health benefit plans which was enacted in the first quarter of 2010 as part of U.S. health care reform legislation, as well as by the impacts of purchase accounting adjustments and restructuring charges. The effective tax rate of 18.4% for the first quarter of 2009 reflects a net favorable impact of approximately 5 percentage points resulting from the previously disclosed settlement reached with the Canada Revenue Agency and restructuring charges.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FIRST QUARTER 2010

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2

	GAAP	Purchase Accounting (1)	Restructuring Costs (2)	Merger-Related Costs (3)	Adjustment Subtotal		Non-GAAP
Sales	$11,422.2				$—		$11,422.2

Materials and production	5,215.6	2,347.1	56.8		2,403.9		2,811.7

Marketing and administrative	3,246.2			79.5	79.5		3,166.7

Research and development	2,026.7	26.7	6.2		32.9		1,993.8

Restructuring costs	287.7		287.7		287.7		—

Equity income from affiliates	(137.5)				—		(137.5)

Other (income) expense, net	167.7			7.3	7.3		160.4

Income Before Taxes	615.8	(2,373.8)	(350.7)	(86.8)	(2,811.3)		3,427.1

Taxes on Income	285.6				(502.7	)(4)	788.3

Net Income	330.2				(2,308.6)		2,638.8

Less: Net Income Attributable to Noncontrolling Interests	31.4				—		31.4

Net Income Attributable to Merck & Co., Inc.	$298.8				$(2,308.6)		$2,607.4

Earnings per Common Share Assuming Dilution	$0.09				$(0.74)		$0.83 (5)

Average Shares Outstanding Assuming Dilution	3,141.0						3,141.0

Tax Rate	46.4%						23.0%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of the company's performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expense for the amortization of purchase accounting adjustments to inventories and the amortization of intangible assets recognized as a result of the merger. Amounts included in research and development expense represent impairment charges associated with in-process research and development (“IPR&D”) for previously in-licensed projects capitalized in connection with the merger that were subsequently terminated upon completion of the company’s pipeline prioritization review and returned to the licensors.
(2)	Amounts primarily include employee separation costs, as well as accelerated depreciation associated with facilities to be sold or closed.
(3)	Merger-related costs include transaction and integration costs associated with the merger.
(4)	Includes a one-time charge of $146.5 million associated with a change in tax law that requires taxation of the prescription drug subsidy of the company's retiree health benefit plans which was enacted in the first quarter of 2010 as part of the U.S. health care reform legislation, as well as the estimated tax impact on the other reconciling items.
(5)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $2,595.6 million for the first quarter of 2010.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

FIRST QUARTER 2010

(AMOUNTS IN MILLIONS)

Table 3

The following Table reflects Supplemental Combined Non-GAAP sales for the prior year which were adjusted to reflect a full quarter of Merck and Schering-Plough combined results as if the merger closed as of January 1, 2009.

	GAAP 1Q10	GAAP 1Q09	Adjustment 1Q09	Supp. Comb. Non-GAAP 1Q09	% Change (1Q10 GAAP vs Supp. Comb. Non-GAAP 1Q09)
TOTAL SALES (1)	$11,422	$5,385	$5,298	$10,683	7

HUMAN HEALTH (2)	9,793	5,019	4,215	9,235	6

Bone, Resp., Imm., & Dermatology
Singulair	1,165	1,057		1,057	10
Remicade	674		518	518	30
Nasonex	320		306	306	4
Fosamax	230	261		261	-12
Clarinex	174		174	174
Propecia	100	103		103	-3
Arcoxia	95	81		81	17
Asmanex	51		49	49	4

Cardiovascular
Zetia	534	1	509	510	5
Vytorin	477	16	462	477
Integrilin	70		76	76	-8

Diabetes & Obesity
Januvia	511	411		411	24
Janumet	201	128		128	56

Infectious Disease
Isentress	232	148		148	57
PegIntron	186		216	216	-14
Primaxin	159	165		165	-3
Cancidas	153	139		139	10
Avelox	106		109	109	-3
Invanz	75	62		62	21
Rebetol	56		66	66	-15
Crixivan / Stocrin	52	49		49	5

Mature Brands
Cozaar / Hyzaar	782	839		839	-7
Claritin Rx	124		132	132	-6
Zocor	116	137		137	-16
Vasotec / Vaseretic	59	77		77	-23
Proscar	58	72		72	-19
Proventil	57		54	54	6

Neurosciences & Ophthalmology
Maxalt	135	133		133	1
Cosopt / Trusopt	115	121		121	-5
Subutex / Suboxone	52		50	50	5
Remeron	51		50	50	2

Oncology
Temodar	274		247	247	11
Emend	82	68		68	21
Caelyx	74		61	61	21
Intron A	54		54	54	1

Vaccines
ProQuad, M-M-R II and Varivax	319	252		252	27
Gardasil	233	262		262	-11
Zostavax	95	75		75	27
RotaTeq	93	134		134	-31
Pneumovax	51	41		41	25

Women’s Health & Endocrine
Nuvaring	135		115	115	17
Follistim / Puregon	134		131	131	2
Cerazette	55		39	39	39
Implanon	51		37	37	36

Other Human Health (3)	975	185	761	946	3

ANIMAL HEALTH	709		621	621	14

CONSUMER CARE (2)	379		384	384	-2
Claritin OTC	110		149	149	-26

Other Revenues (4)	542	366	77	443	22
Astra	364	356		356	2

(1)	Individual products with 1Q 2010 sales of >$50M are shown. Prior Year Supplemental Combined sales reflect the then current foreign exchange rates.
(2)	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the US and Canada. Consumer Care includes US and Canada consumer product sales.
(3)	Includes Human Health products with 1Q 2010 sales of <$50M. Other vaccines sales included in Other Human Health were $55 million and $50 million for first quarter 2010 and 2009, respectively.
(4)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.

Note: The Company is providing Supplemental Combined Non-GAAP sales to reflect the revenues of the company’s product sales on a comparable basis to periods prior to the merger. Merck has defined Supplemental Combined Non-GAAP sales as GAAP sales adjusted to reflect a full quarter of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in this table. This supplemental information is provided to enhance investors’ understanding of the company’s sales performance. This information should be considered in addition to, but not in lieu of, sales reported in accordance with GAAP.